Exhibit 99.1

ACME UNITED CORPORATION			NEWS RELEASE
CONTACT:	Paul G. Driscoll	Acme United Corporation	60 Round Hill Road	Fairfield, CT 06824
		Phone: (203) 254-6060	FAX: (203) 254-6521

FOR IMMEDIATE RELEASE April 17, 2014

ACME UNITED CORPORATION REPORTS 9% INCREASE IN SALES AND 19% INCREASE IN NET INCOME FOR FIRST QUARTER

FAIRFIELD, CONN. – April 17, 2014 – Acme United Corporation (NYSE MKT:ACU) today announced that net sales for the quarter ended March 31, 2014 were $19.2 million, compared to $17.7 million in the first quarter of 2013, an increase of 9%.

Net income was $368,000 or $.11 per diluted share for the quarter ended March 31, 2014 compared to $309,000 or $.10 per diluted share for the comparable period last year, an increase of 19% in net income and 10% in earnings per share.

Net sales for the first quarter of 2014 in the U.S. segment increased 13% compared to the same period in 2013 mainly due to the introduction of new lawn and garden products and growth of first aid kits. Net sales in Canada in the first quarter of 2014 decreased 7% in U.S. dollars but increased 2% in local currency compared to the same period in 2013. European net sales in the first quarter of 2014 decreased 15% in U.S. dollars and 21% in local currency compared to the first quarter of 2013 primarily due to the timing of sales to mass market customers.

Gross margins were 36% in the first quarters of 2014 and 2013.

Walter C. Johnsen, Chairman and CEO said, “We successfully completed the consolidation of our U.S. warehousing operations into our new 340,000 square foot facility in Rocky Mount, NC during the quarter. Also, as part of the consolidation plan, on April 7, 2014 we sold our former distribution facility in Fremont, NC for $850,000. We will record a gain of approximately $200,000 in the second quarter of 2014 related to this sale.”

The Company’s bank debt less cash on March 31, 2014 was $13.9 million compared to $15.5 million on March 31, 2013. On August 30, 2013, Acme purchased the distribution facility in North Carolina for $2.8 million. Through March 31, 2014, Acme expended $1.3 million to upgrade the facility and equipment. On August 21, 2013 the Company received $1.7 million from early repayment of a mortgage receivable. During the 12 month period the Company also generated $5.7 million in cash flow from operations while reducing inventory by $1.5 million, and paid $1.0 million in dividends on its common stock.

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ACME UNITED CORPORATION is a leading worldwide supplier of innovative cutting, measuring and first aid products to the school, home, office, hardware and industrial markets. Its leading brands include Westcott®, Clauss®, Camillus® PhysiciansCare ® and Pac-Kit ®.

Forward-looking statements in this report, including without limitation, statements related to the Company’s plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, the following: (i) changes in the Company’s plans, strategies, objectives, expectations and intentions, which may be made at any time at the discretion of the Company; (ii) the impact of uncertainties in global economic conditions, including the impact on the Company’s suppliers and customers; (iii) changes in client needs and consumer spending habits; (iv) the impact of competition and technological changes on the company; (v) the Company’s ability to manage its growth effectively, including its ability to successfully integrate any business it might acquire; (vi) currency fluctuations; and (vii) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

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ACME UNITED CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
FIRST QUARTER REPORT 2014
(unaudited)

	Quarter Ended	Quarter Ended
Amounts in 000's except per share data	March 31, 2014	March 31, 2013

Net sales	$19,152	$17,651
Cost of goods sold	12,274	11,224
Gross profit	6,878	6,427
Selling, general, and administrative expenses	6,253	5,914
Income from operations	625	513
Interest expense, net	83	69
Other expense (income), net	19	3
Pre-tax income	523	441
Income tax expense	155	132
Net income	$368	$309

Shares outstanding - Basic	3,201	3,132
Shares outstanding - Diluted	3,443	3,213

Earnings per share - basic	$0.12	$0.10
Earnings per share - diluted	0.11	0.10

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ACME UNITED CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
FIRST QUARTER REPORT 2014
(Unaudited)

Amounts in $000's

	March 31, 2014	March 31, 2013
Assets
Current assets:
Cash	$3,367	$8,941
Accounts receivable, net	16,111	14,902
Inventories	28,977	30,450
Prepaid and other current assets	1,755	1,919
Total current assets	50,210	56,212

Property and equipment, net	6,455	2,278
Long term receivable	0	1,685
Intangible assets, less amortization	4,035	4,200
Other assets	1,081	1,119
Total assets	$61,781	$65,494

Liabilities and stockholders' equity
Current liabilities
Accounts payable	$4,312	$4,842
Other current liabilities	4,867	4,336
Total current liabilities	9,179	9,178

Long-term debt	17,286	24,452
Other non-current liabilities	276	962
Total liabilities	26,741	34,592
Total stockholders' equity	35,040	30,902
Total liabilities and stockholders' equity	$61,781	$65,494

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